Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST

Press Release

Dominion Resources Black Warrior Trust

Announces No Distribution for Third Quarter Production

DALLAS, TEXAS, November 19, 2015—Dominion Resources Black Warrior Trust (NYSE: DOM), (“Dominion”) announced today that it had not received any proceeds from Walter Energy, Inc. as of November 13, 2015, the scheduled date of distribution to the Trust. Therefore, there will be no distribution to unitholders of record as of November 30, 2015.

Walter filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code on July 15, 2015. For the periods from July 15, 2015 through September 30, 2015, Walter collected the Trust’s portion of the proceeds, totaling $896,583, but continues to forego paying the Trust’s production proceeds.

For the periods from April 1, 2015 through June 30, 2015, Walter collected the Trust’s portion of the proceeds, totaling $983,828, but did not distribute the Trust’s production proceeds claiming relief under its bankruptcy filing.

For the period from July 1, 2015 through July 15, 2015, Walter collected the Trust’s portion of the proceeds, totaling $164,462, but did not distribute the Trust’s production proceeds claiming relief under its bankruptcy filing. To date, Walter has withheld approximately $2.045 million of the Trust’s production proceeds.

The Trustee has received no judicial assurances regarding the status of distributions relating to production for periods after July 15, 2015.

On the date the bankruptcy was filed – in a series of “first day motions” – the Debtors filed motions relating to the use of cash collateral and cash management. The motions contend that cash held by the Debtors and certain other property constitute collateral of the Debtors’ lenders subject to protective liens and permit use of a “zero balance” cash management system where receipts from operations including Debtors’ gas operations could be swept into certain concentration or disbursement accounts containing other cash. The motions do not separately segregate or provide separate treatment for production proceeds relating to the Trust’s overriding royalty interests. In response, the Trustee filed: (i) a motion asking the court to reconsider and amend the Debtors’ cash management order to provide for segregation of production proceeds relating to the Trust’s overriding royalty interests, (ii) an objection to the cash collateral motion seeking protections based on the Debtors’ use of the production proceeds, and (iii) a separate lawsuit seeking various forms of relief including a temporary restraining order for segregation of production proceeds relating to the Trust’s overriding royalty interests and judicial confirmation that such proceeds are not property of the Debtor’s bankruptcy estate.

A hearing was held August 18, 2015 where the court denied the Trust’s motion to reconsider the Debtors’ cash management order and denied the Trust’s request for a temporary restraining order. Subsequently, the Trustee dismissed the lawsuit, but continued to urge its objections in connection with the Debtors’ cash collateral motion. A hearing on the Trust’s objection (and other objections) to the Debtors’ cash collateral motion was held September 2 and 3, 2015. On September 14, 2015, the court issued its ruling on the Debtors’ cash collateral motion and denied the Trustee’s request for protections based on the Debtors’ use of the production proceeds including segregation of the production proceeds and a requirement for continued distributions of production proceeds to Dominion in the ordinary course of business.

On November 10, 2015, there was a hearing on Debtor’s Motion to Reject the Executory Contract between the Debtor and the Trust. At the end of the hearing, the Court requested Findings of Fact and Conclusions of Law to be submitted on November 20th by 2:00 p.m.

The Trustee continues to seek protection of the royalty payments and assets of the Dominion Resources Black Warrior Trust.

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Contact:

Ron Hooper

Senior Vice President

Southwest Bank, Trustee

Toll-free – 1-855-588-7839